Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--November 21, 2013--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on November 20, 2013 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on December 13, 2013 to shareholders of record on December 2, 2013.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The Board and management of SBT Bancorp are confident in the prospects for continued growth in the company’s earnings over the long run. Like most banks with significant mortgage lending operations, Simsbury Bank’s earnings from that business line were adversely impacted in the short run by the sudden and dramatic increase in interest rates earlier this year. As the housing market adjusts to a higher interest rate environment during the coming quarters, we anticipate that our earnings growth will again reflect strong contribution from the mortgage business to complement the continued strong performance of our commercial and retail business lines. This dividend declaration by the directors of SBT Bancorp is reflective of our confidence in the future and our commitment to enhancing shareholder value through the continued development of profitable banking relationships based on a broadened line of financial products and outstanding customer service. We thank our shareholders for their support of SBT Bancorp.”

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com